Calculation of Filing Fee Tables
S-8
Xtend AI Robotics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	common stock, par value $0.0001 per share	Other	18,630,959	$ 6.065	$ 112,996,766.34	0.0001381	$ 15,604.85
2	Equity	common stock, par value $0.0001 per share	Other	15,000,000	$ 6.065	$ 90,975,000.00	0.0001381	$ 12,563.65
3	Equity	common stock, par value $0.0001 per share	Other	9,936,483	$ 6.065	$ 60,264,769.40	0.0001381	$ 8,322.56
Total Offering Amounts:						$ 264,236,535.74		$ 36,491.06
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 36,491.06
Offering Note
[1]	(a) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share ("Common Stock"), of Xtend AI Robotics, Inc. (the "Registrant"), which become issuable under the JFB Construction Holdings 2024 Equity Incentive Plan, the Xtend Reality Expansion Ltd. 2019 Share Option Plan, the Xtend AI Robotics, Inc. 2026 Equity Incentive Plan and the Xtend AI Robotics, Inc. 2026 Employee Stock Purchase Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock. (b) Represents 18,630,959 shares of Common Stock reserved for issuance under the Xtend AI Robotics, Inc. 2026 Equity Incentive Plan. (c) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act. Such computation is based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on September 4, 2026, a date within five business days of the date of this Registration Statement.

[2]	See note 1(a) and 1(c). Represents 15,000,000 shares of Common Stock reserved for issuance under the Xtend AI Robotics, Inc. 2026 Employee Stock Purchase Plan.

[3]	See note 1(a) and 1(c). Consists of Common Stock issuable in connection with (i) outstanding restricted stock units and stock options of JFB Construction Holdings ("JFB") granted under its 2024 Equity Incentive Plan and (ii) outstanding stock options of Xtend Reality Expansion Ltd. ("Xtend") granted under the XTEND 2019 Share Option Plan and the U.S. and Singapore sub-plans that have been assumed by the Registrant as a result of the consummation on September 3, 2026 of the transactions contemplated by that certain agreement and plan of merger, dated February 13, 2026, by and among the Registrant, JFB, Xtend and XT Merger Sub 2, Inc., as amended by Amendment No. 1, dated March 21, 2026 and Amendment No. 2, dated July 16. 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources